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                                                                    EXHIBIT 5.1

                     [GRAYDON, HEAD & RITCHEY LETTERHEAD]


                                June __, 1996


Jacor Communications, Inc.
1300 PNC Center
201 East Fifth Street
Cincinnati, Ohio 45202

     Re: Sale of $258,750,000 Aggregate Principal Amount at Maturity of Liquid Yield Option Notes due 2011 of Jacor Communications, Inc. Pursuant to Registration Statement on Form S-3, File No. 333-02495, Filed with the Securities and Exchange Commission
          -------------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Jacor Communications, Inc. (the "Company"), an Ohio corporation, in connection with the registration of $258,750,000 Aggregate Principal Amount at Maturity of Liquid Yield Option Notes due 2011 of the Company (the "LYONs"), and the underlying shares of the Company's common stock, no par value, as may be required for issuance upon conversion of the LYONs (the "Conversion Shares"), all of which are being sold by the Company as set forth on the Form S-3 Registration Statement, File No. 333-02495, as amended, as filed by the Company with the Securities and Exchange Commission.

     As counsel for the Company we have made such legal and factual examinations and inquiries as we deem advisable for the purpose of rendering this opinion. In addition, we have examined such documents and materials, including the Amended and Restated Articles of Incorporation, as amended, the Amended and Restated Code of Regulations, as amended, and other corporate records of the Company, as we have deemed necessary for the purpose of this opinion.

     On the basis of the foregoing, we express the following opinions:

     (i) the LYONs, when authenticated in accordance with the terms of the indenture (the "Indenture") to be entered into between the Company and The Bank of New York, as trustee, a copy of which is filed as an exhibit to the Registration Statement, and delivered

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Jacor Communications, Inc.
June __, 1996
Page 2


and paid for as contemplated by the Registration Statement, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors's rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that a waiver of rights under any usury laws may be unenforceable; and

     (ii) the Conversion Shares of initially issuable upon conversion of the LYONs have been duly authorized and reserved for issuance upon conversion of the LYONs, are free of preemptive rights, and, when issued upon conversion of the LYONs in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto and to the reference to our firm in both the preliminary and final Prospectus under the caption "Legal Matters."

                                       Very truly yours,

                                       GRAYDON, HEAD & RITCHEY


                                       By: ____________________________________
                                           Richard G. Schmalzl